SCHEDULE 14A

(RULE 14a — 101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement.

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

Definitive proxy statement.

Definitive additional materials.

Soliciting material under Rule 14a-12.

EQUITY INNS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROXY

EQUITY INNS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2002

         We cordially invite you to attend our annual meeting of shareholders to be held at the Homewood Suites Hotel, 7855 Wolf River Parkway, Germantown, Tennessee, on Thursday, May 9, 2002 at 10:00 a.m., Central Time. At this meeting, you and our other shareholders will be able to vote on the following;

1.	The election of two Class II directors, each to serve on our Board of Directors until our annual meeting of shareholders in 2005 or until his successor has been duly elected and qualified; and

2.	Any other business that may properly come before our annual meeting and any adjournments of our annual meeting.

         As part of this Notice of Annual Meeting, we attach a proxy statement containing further information about our annual meeting and the proposal described above.

         You may either vote in person or by proxy. Please see the attached proxy statement for more details on how you can vote. If you cannot attend our annual meeting, we urge you to complete and return promptly the enclosed proxy card in the enclosed self-addressed envelope for your shares to be represented and voted at our annual meeting in accordance with your instructions. Of course, if you attend our annual meeting, you may withdraw your proxy and vote your shares in person.

         Only shareholders of record at the close of business on Friday, March 15, 2002 will be entitled to vote at our annual meeting or any adjournment of our annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

DONALD H. DEMPSEY, Secretary

Memphis, Tennessee

April 9, 2002

EQUITY INNS, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2002

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy for use at our annual meeting of shareholders to be held at the Homewood Suites Hotel, 7855 Wolf River Parkway, Germantown, Tennessee, on Thursday, May 9, 2002 at 10:00 a.m., Central Time and at any adjournments of our annual meeting. You are invited to attend our annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to instruct another person to vote your shares on your behalf at our annual meeting. For this purpose, we enclose one blank proxy card for your use.

The mailing address of our principal executive offices is 7700 Wolf River Boulevard, Germantown, Tennessee 38138.

This proxy statement and the accompanying proxy card and Notice of Annual Meeting are being mailed to our shareholders on or about April 11, 2002.

Purposes of Our Annual Meeting

The purposes of our annual meeting are: (1) to elect two Class II directors to serve on our Board; and (2) to transact any other business that may properly come before our annual meeting and any adjournments of our annual meeting. Our Board knows of no matters, other than the election of directors, to be brought before our annual meeting.

This Proxy Solicitation

There are two parts to this proxy solicitation: the proxy card, and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you information that you may find useful in deciding how to vote.

Proxies are being solicited by and on behalf of our Board, and the solicitation of proxies is being made primarily by the use of the mails. We will bear the cost of preparing and mailing this proxy statement and the accompanying material and the cost of any supplementary solicitations which may be made by mail, telephone, telegraph or personally by our officers and employees who will not be additionally compensated for their activities. We have retained Corporate Communications, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation of proxies at a fee of approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from anyone to whom it is unlawful to make such proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

VOTING

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

Our Board has fixed the close of business on Friday, March 15, 2002 as the record date for determining which of our shareholders are entitled to receive notice of, and to vote at, our annual meeting. You will be entitled to notice of, and to vote at, our annual meeting and any adjournments of our annual meeting, only if you are a shareholder of record at the close of business on the record date. At the close of business on our record date of March 15, 2002, we had issued and outstanding 36,897,990 shares of our common stock, which are entitled to vote at our annual meeting. We also had issued and outstanding on that date 2,750,000 shares of our 91/2% Series A Cumulative Preferred Stock, none of which shares are entitled to vote at this annual meeting. See “Required Votes.”

How to Vote Your Shares and How to Revoke Your Proxy

How to Vote. You may vote your shares at our annual meeting in person or if you cannot attend our annual meeting in person or you wish to have your shares voted by proxy even if you do attend our annual meeting, you may vote by duly authorized proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card.

By completing and returning the proxy card and by following the specific instructions on the card, you will direct the designated persons (known as “proxies”) to vote your shares at our annual meeting in accordance with your instructions. Our Board has appointed Howard A. Silver and Donald H. Dempsey to serve as the proxies for our annual meeting.

Your proxy card will be valid only if you sign, date and return it before our annual meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares for the election of the two nominees for Class II directors. If either nominee for election to our Board is unable to serve—which we do not anticipate—or if any other matters are properly raised at the annual meeting, then Messrs. Silver and Dempsey as the designated proxies will vote your shares in accordance with their best judgment.

In voting by proxy card as to the election of directors, you may either (1) vote in favor of one or both of the two nominees, or (2) withhold your votes as to one or both of the nominees. You may not abstain as to the election of directors.

If you cannot attend our annual meeting, we ask you to vote, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in the name of a broker or other intermediary, you may vote and revoke a previously submitted vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).

How to Revoke a Proxy. If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our annual meeting by taking any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy,

•	by completing a proxy with a later date and by returning it to us at or before the annual meting, or

•	by attending our annual meeting and voting in person. (Note, however, that your attendance at our annual meeting will not, by itself, revoke a proxy you have already returned to us; you must vote your shares in-person at our annual meeting to revoke an earlier proxy.)

If you choose either of the first two means to revoke your proxy, you must submit either your notice of revocation or your new proxy card to our mailing address listed on page 1 of this proxy statement.

Required Votes

Voting Rights. You are entitled to one vote for each share of our common stock that you hold. Shares of our Series A Preferred Stock do not have voting rights as to the election of directors. Therefore, if you hold shares of our Series A Preferred Stock, you are not entitled to vote any of those shares on the election of directors at our annual meeting. Cumulative voting of our shares is not allowed.

Quorum Requirements. Under Tennessee law and our charter and bylaws, a majority of votes entitled to be cast at the annual meeting, represented in person at the annual meeting or by proxy, will constitute a quorum for the consideration of the election of the two nominees for Class II directors and for each matter to properly come before our annual meeting.

Vote Required. A plurality of all the votes cast voting in favor of the nominee will elect each nominee for director.

Abstentions and Broker Non-Votes. No specific provisions of the Tennessee Business Corporation Act or our charter or bylaws address the issue of abstentions or broker non-votes. Abstentions will not be counted “for” or “against” proposals, but will be counted for the purpose of determining the existence of a quorum.

Under applicable New York Stock Exchange rules (the exchange on which our common stock is traded), brokers holding shares for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.”

“Broker non-votes” will not be counted as votes cast for a proposal, but will be counted only for the purpose of determining the existence of a quorum. Because the election of directors is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules, no “broker non-votes” will arise in the context of voting for the two nominees for Class II directors.

If you do not vote your shares, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of directors, or (2) leave your shares unvoted.

To be certain that your shares are voted at our annual meeting, we encourage you to provide instructions to your brokerage firm by voting your proxy.

THE ELECTION OF DIRECTORS

Election of Nominees for Class II Directors

At our annual meeting, our shareholders will vote on the election of two Class II directors. For a description of our three classes of directors, see “Our Board of Directors” beginning on page 4.

Our Board has nominated both William W. Deupree, Jr. and Harry S. Hays for election to our Board. If elected, each will serve as a Class II director for a three-year term that expires at our annual meeting of shareholders in 2005. You will find below a brief biography of both nominees. See also “Ownership of Our Common Stock—Security Ownership of Management” on page 8 for information on their holdings of our common stock.

If either nominee becomes unavailable or unwilling to serve as a director for any reason, the persons named as proxies in the proxy card are expected to consult with our management in voting the shares represented by them and will vote in favor of any substitute nominee or nominees approved by our Board. Our Board has no reason to doubt the availability of both nominees for Class II directors. Each of the two nominees has expressed his willingness to serve as a director if elected by our shareholders at our annual meeting.

Our Board recommends that you vote FOR the election of each of the nominees for Class II director.

Nominees for Election as Class II Directors
(Terms Expiring 2005)

WILLIAM W. DEUPREE, JR., age 60	Mr. Deupree is a Managing Director of Morgan Keegan & Company, Inc., a position he has held since 1985. Mr. Deupree joined Morgan Keegan & Company, Inc. in 1972 and served as its President from 1985 to 1996. He served as a Director of the Securities Industry Association from 1992 to 1995 and on the Regional Advisory Board of the New York Stock Exchange from 1991 to 1995. Mr. Deupree has been a director of our company since February 1994.

Committees: Compensation

HARRY S. HAYS, age 66	Mr. Hays is a private investor. He served as the President and Chief Executive Officer of Allen &; O’Hara Inc., a national commercial real estate firm with particular expertise in the development, construction and management of major hotel brands including Holiday Inns, Hampton Inns, Residence Inns, Spring Hill Suites and Marriott Courtyards, and Allen & O’Hara Construction Co., L.L.C. from 1980 until his retirement in 1998. He joined the legal department of Allen & O’Hara Inc. in 1964 and served from 1970 to 1972 as Secretary and Assistant General Counsel and from 1972 to 1980 as a Director and Vice President and General Counsel. From February 1995 to February 1999, Mr. Hays was a member of the Board of Directors of The Residence Inn Association and served as chairman of its Technology Committee. Mr. Hays has been a director of our company since September 1999.

Committees:	Audit (Chairman from March 15, 2002); Compensation

OUR BOARD OF DIRECTORS

Our charter divides our Board into three classes as nearly equal in number as possible, with each class serving a three-year term. One class of directors is elected by our shareholders at each annual meeting. Our Board has set at seven the number of directors constituting the current Board. At our annual meeting, as discussed above, our shareholders will vote on the two nominees for Class II directors. The remaining members of our Board will continue as members of our Board until their respective terms expire, as indicated below, or until their successors are elected and qualified. We provide below a brief biography of each of our Class I and III incumbent directors.

Incumbent Directors—Class I (Terms Expiring 2004)

PHILLIP H. McNEILL, SR., age 63	Mr. McNeill has served as our Chairman of the Board of Directors and Chief Executive Officer since our company was founded and has been Chairman and President of McNeill Investment Company, Inc. since 1977. From 1963 to 1977, he served in various capacities, including President and Chief Executive Officer, with Schumacher Mortgage Company, Inc., a mortgage banking firm and subsidiary of Time, Inc. Mr. McNeill has served as President and Director of the Memphis Mortgage Bankers Association and the Tennessee State Mortgage Bankers Association. He has been a director of National Commerce Financial Corporation since 1999, a director of Interstate Hotels Corporation since June 1999, a member of the Board of Trustees of Rhodes College, the Board of Visitors of the University of Memphis, and a board member of the Society of Entrepreneurs and Youth Villages, Inc. He

has been Chairman of the Board, Chief Executive Officer and Director of our company since its founding in 1993. Mr. McNeill is the father of Phillip H. McNeill, Jr., our Executive Vice President —Development.

Committees: None

RAYMOND E. SCHULTZ, age 68	Mr. Schultz is Chairman and President of RES Investments LLC and served as Chairman of the Board and Chief Executive Officer of Promus Hotel Corporation from August 1997 to December 1998 and as Chairman of Promus Hotel Corporation’s Executive Committee from December 1997 to December 1998. Mr. Schultz served as President, Chief Executive Officer and a director of Promus Hotel Corporation from April 1995 through August 1997. From 1993 to 1995, he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated and was the President and Chief Executive Officer of Hampton Inn/Homewood Suites Hotel Division from 1991 to 1993. Mr. Schultz is a director of TBC Corporation and Choice Hotels International, Inc. Mr. Schultz has been a director of our company since December 1998.

Committees: Audit; Compensation (Chairman)

HOWARD A. SILVER, age 47	Mr. Silver is our President and Chief Operating Officer. Mr. Silver joined our company in May 1994 and has served in various capacities, including as Executive Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of our company until June 1998. From 1992 until joining our company, Mr. Silver served as Chief Financial Officer of Alabaster Originals, L.P., Memphis, Tennessee, a fashion jewelry wholesaler. From 1978 to 1985, Mr. Silver was a certified public accountant with the national accounting firm of Coopers & Lybrand L.L.P., and from 1987 to 1992 Mr. Silver was employed as a certified public accountant with the national accounting firm of Ernst & Young. He has been a certified public accountant since 1980. Mr. Silver has been a director of our company since December 1998.

Committees: None

Incumbent Directors - Class III (Terms Expiring 2003)

DONALD H. DEMPSEY, age 57	Mr. Dempsey is our Executive Vice President, Secretary, Treasurer and Chief Financial Officer. Before joining our company in July 1998, Mr. Dempsey served as Executive Vice President and Chief Financial Officer of Choice Hotels International, Inc. from January 1998 to July 1998. From April 1995 to December 1997, Mr. Dempsey served as Senior Vice President and Chief Financial Officer of Promus Hotel Corporation, from October 1993 to April 1995 as Senior Vice President of Finance and Administration of the Hotel Division of The Promus Companies Incorporated, and from December 1991 to October 1993 as Vice President, Finance of the Hampton Inn/Homewood Suites Hotel Division of The Promus Companies Incorporated. Mr. Dempsey served in various other senior financial and development officer positions within the Hotel Division of The Promus Companies Incorporated and its predecessor companies from 1983 to 1991. From 1969 to 1983, Mr. Dempsey held various corporate and division financial management and administrative positions with Holiday Inns, Inc. Mr. Dempsey is a member of the Board of Directors of John Q. Hammons Hotels, Inc. Mr. Dempsey has been a director of our company since December 1998.

JOSEPH W. McLEARY, age 62	Mr. McLeary is a private investor and Chairman of the Board of Global Commodities, LLC. From 1997 to 1999, he served as Chairman of Executive Financial Services, Inc., a private financial consulting and benefits administration firm. From 1987 to 1997, he was Chairman and Chief Executive Officer of Midland Financial Group, Inc., a publicly owned automobile insurance company. From 1984 to 1987, he was president of McLeary & Co., a company organized to manage a privately held investment fund engaged in the acquisition of small businesses in the Memphis, Tennessee area. From 1969 to 1983, he was President and Chief Financial Officer and a Director of Cook International, Inc., a publicly owned agricultural commodities firm. Before 1969, he was employed by the Federal Reserve Bank of Atlanta. Mr. McLeary has been a director of our company since February 1994.

Committees:	Audit (Chairman from March 15, 2002); Compensation

Committees and Meetings of Our Board of Directors

Board Meetings. We operate under the general management of our Board as required by our bylaws and the laws of Tennessee, our state of incorporation. Our charter requires that a majority of our directors must be independent directors. We consider a director to be independent if that person is not an officer or employee of our company or an affiliate of any advisor to our company under an advisory agreement, any lessee of our property, any subsidiary of our company or any partnership which is an affiliate of our company.

We presently have seven directors, including four independent directors, Messrs. Deupree, Hays, McLeary and Schultz. Our Board met four times during 2001, and all of our directors attended (either in-person or by participating telephonically) in each of those meetings.

Audit Committee. Our Board has established an audit committee. During our 2001 fiscal year, Messrs. McLeary, Hays and Schultz comprised the audit committee, with Mr. McLeary serving as its chairman to March 15, 2002. Among other duties, this committee

•	reviews and discusses with management and our independent public accountants our financial reports, financial statements and other financial information,

•	makes recommendations concerning the engagement of independent public accountants,

•	reviews with the independent public accountants the scope and results of the audit engagement,

•	approves professional services provided by the independent public accountants,

•	reviews the independence of the independent public accountants,

•	considers the range of audit and non-audit fees, and

•	reviews the adequacy of our internal accounting and financial controls.

The audit committee met twice in our 2001 fiscal year, and all of its members attended those meetings. For more information, please see “Report of the Audit Committee” on page 16.

Compensation Committee. Our Board has also established a compensation committee. During our 2001 fiscal year, Messrs. Deupree and Schultz comprised this committee, with Mr. Schultz serving as its chairman. This committee

•	determines our executive officers’ compensation,

•	establishes salaries of and awards of performance-based bonuses to our executive officers, and

•	determines awards of restricted stock and stock option grants to our officers and employees under our stock plans.

The compensation committee met once in our 2001 fiscal year, and all of its members attended that meeting. For more information, please see “Compensation Committee Report on Executive Compensation” beginning on page 14.

Other Committees. Our Board does not have a standing nominating committee. Instead, our entire Board acts in this capacity. From time to time, our Board may form other committees as circumstances warrant. Those committees will have such authority and responsibility as delegated to them by our Board.

Compensation of Directors

Each independent director receives $12,000 annually, payable $3,000 quarterly, and also $1,000 for each Board meeting attended and effective March 15, 2002, $500 for each committee meeting attended ($750 per meeting as to each committee’s chair), payable either in cash or, at each director’s option, shares of common stock. We issued 10,000 shares of common stock to our independent directors as part of their compensation in 2001. On becoming an independent director, each received 5,000 restricted shares vesting at 1,000 shares yearly. Messrs. Deupree and McLeary each received an additional 5,000 restricted shares, vesting at 1,000 shares annually from their August 1998 grant date. Each independent director may vote and receive dividends on the unvested restricted shares. Any independent director ceasing to be a director will forfeit any unvested restricted shares.

In July 1994, Messrs. Deupree and McLeary each received options under the Directors’ Plan to purchase up to 5,000 shares of common stock, and all such options have since become exercisable. Each of our independent directors has also received (i) annually an option for 1,000 shares effective the date of the first Board meeting after each annual meeting of our shareholders, and (ii) an option under the Directors’ Plan to purchase up to 5,000 shares of common stock, which are exercisable at 1,000 shares yearly beginning on the anniversary of the date of grant (for Messrs. Deupree and McLeary, this date was August 1998; for Mr. Schultz, December 1998; and for Mr. Hays, September 1999). Each option’s exercise price is the fair market value of our common stock on the date of grant. We also reimburse independent directors for out-of-pocket expenses incurred in connection with their service on our Board.

Our independent directors may also defer receipt of all or a part of their compensation under our Executive Deferred Compensation Plan. Deferred compensation is payable at the times specified by the independent director in a deferral election form. Amounts may be payable, for example, on termination of service as an independent director or attaining a certain age.

REPORTS OF BENEFICIAL OWNERSHIP

Under federal securities laws, our directors, executive officers and any persons beneficially owning more than 10% of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2001.

Based solely upon our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2001, except for our independent directors, who inadvertently failed to report certain options previously granted to them under our Directors’ Plan.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Management

We summarize below the beneficial ownership of our common stock, as of January 22, 2002, by (1) each of our directors, (2) each of our executive officers and (3) all of our directors and executive officers as a group. To our knowledge, as of December 31, 2001, except for Phillip H. McNeill, Sr., no person beneficially owned more than 5% of our common stock. A person generally “beneficially owns” shares if he or she, directly or indirectly, has or shares either the right to vote those shares or dispose of them. Unless otherwise indicated in the accompanying footnotes, all of the shares of our common stock listed below are owned directly, and the indicated person has sole voting and investment power.

	AMOUNT AND NATURE
NAME OF	OF BENEFICIAL		PERCENT
BENEFICIAL OWNER	OWNERSHIP		OF CLASS

Phillip H. McNeill, Sr.(1)	2,055,327	(2)(3)(4)	5.45	%(2)

William W. Deupree, Jr.	65,101	(3)(5)	*

Joseph W. McLeary	33,886	(3)(5)	*

Raymond E. Schultz	31,445	(3)(6)	*

Howard A. Silver	230,446	(3)(7)	*

Donald H. Dempsey	204,939	(3)(8)	*

Harry S. Hays	106,161	(3)(9)	*

Phillip H. McNeill, Jr.	82,069	(3)(10)	*

J. Ronald Cooper	48,325	(3)(11)	*

Richard F. Mitchell	26,519	(3)(12)	*

Michael K. Goforth	5,925	(13)	*

All directors and executive officers as a	2,890,143	(2)(3)(4)(5)

group (eleven persons)	(6	)(7)(8)(9)(10)(11)(12)(13)	7.66%	(2)

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Mr. McNeill’s principal address is 7700 Wolf River Boulevard, Germantown, Tennessee 38138.

(2)	Includes 833,698 shares issuable upon redemption of units of limited partnership interest in Equity Inns Partnership, L.P. held by Mr.

McNeill or his affiliates, which may be tendered for redemption at the option of the holder at any time. The units are redeemable for cash, or, at our sole option, shares of our common stock on a one-for-one basis. The total number of shares outstanding used in calculating the percentage of class assumes that none of the units held by other persons are redeemed for shares of our common stock.

(3)	Includes shares of restricted stock. Each recipient of shares of restricted stock is entitled to vote and receive dividends as to unvested shares of restricted stock before their vesting but cannot dispose of the restricted stock before it vests. Any unvested shares of restricted stock at the time the recipient ceases to be an officer or director will be forfeited.

(4)	Includes (a) 14,705 shares owned by Mr. McNeill’s wife; (b) 554,906 shares issuable to Mr. McNeill, and 275,678 shares issuable to Mr. McNeill through his ownership interests in McNeill Investment Co., Inc., upon the redemption of units of limited partnership interest in Equity Inns Partnership, L.P.; and (c) 15,218 shares owned by McNeill Investment Company, Inc. Mr. McNeill owns approximately 99%, and his son, Phillip H. McNeill, Jr., owns less than 1%, of the capital stock of McNeill Investment Company, Inc. Also includes (a) 390,000 shares issuable upon the exercise of vested options granted under the 1994 Stock Incentive Plan, and (b) 9,667 unvested shares of restricted stock under the 1994 Stock Incentive Plan, vesting as follows: 6,333 shares (January 2003) and 3,334 shares (January 2004). Excludes 10,500 shares owned by Mr. McNeill’s adult daughters, as to which shares Mr. McNeill expressly disclaims ownership.

(5)	Includes 10,000 shares issuable upon the exercise of vested options granted to each director under the Directors’ Plan. Excludes (a) 2,000 shares of our common stock subject to options granted to such independent director under the Directors’ Plan, which options vest at 1,000 shares in each August 2002 and August 2003, and (b), with respect to Mr. McLeary, 6,219 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Compensation of Directors.” Mr. McLeary may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(6)	Includes (a) 2,000 unvested shares of restricted stock issued to Mr. Schultz in December 1998 vesting at 1,000 shares per year each December 2002 and December 2003 and (b) 6,000 shares issuable upon the exercise of vested options granted under the Directors’ Plan. Excludes (a) 2,000 shares of common stock subject to options granted under the Directors’ Plan, 1,000 of which vest in each of December 2002 and December 2003, and (b) 7,081 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Compensation of Directors.” Mr. Schultz may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(7)	Includes (a) 46,200 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting as follows: 16,000 shares (8,000 in each of July 2002 and July 2003), 23,200 shares (11,600 in each January 2003 through 2004), 5,200 shares (January 2005) and 1,800 shares (January 2006); (b) 1,640 shares owned by Mr. Silver’s wife; and (c) 45,000 shares issuable upon the exercise of vested options granted under the 1994 Stock Incentive Plan.

(8)	Includes (a) 32,840 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting as follows: 8,000 shares (4,000 in each of July 2002 and July 2003), 19,040 shares (9,520 in each January 2003 through 2004), 4,400 shares (January 2005) and 1,400 shares (January 2006); and (b) 80,000 shares issuable upon the exercise of vested options granted under the 1994 Stock Incentive Plan. Excludes 20,000 shares of common stock subject to options granted to Mr. Dempsey under the 1994 Stock Incentive Plan, all of which options vest in July 2002.

(9)	Includes (a) 3,000 unvested shares of restricted stock which vest at 1,000 shares in each September 2002 through 2004, and (b) an additional 4,000 shares subject to vested options granted under the Directors’ Plan. Excludes an aggregate of 3,000 shares subject to options granted under the Directors’ Plan in September 1999, which options vest at 1,000 shares in each September 2002 through 2004.

(10)	Includes (a) 6,701 shares issuable upon redemption of units of limited partnership interests in Equity Inns Partnership, L.P. held by Mr. McNeill, Jr.; (b) 1,557 shares issuable upon redemption of units held by PHM Family, L.L.C. in which Mr. McNeill, Jr. owns a 1/3 interest; and (b) 18,200 unvested shares of restricted stock under the 1994 Stock Incentive Plan, vesting as follows: 6,000 shares (3,000 in each of July 2002 and July 2003), 9,400 shares (4,700 in each January 2003 through 2004), 2,140 shares (January 2005) and 660 shares (January 2006). Excludes 18,949 shares issuable on redemption of units in Equity Inns Partnership, L.P. and 15,218 shares held by McNeill Investment Co., Inc., in which Mr. McNeill, Jr. owns less than 1% of the capital stock. Mr. McNeill, Jr. is Executive Vice President––Development and is the son of Phillip H. McNeill, Sr.

(11)	Includes (a) 1,500 shares owned by his wife and (b) 10,064 unvested shares of restricted stock under the 1994 Stock Incentive Plan, vesting as follows: 4,000 shares (2,000 in each of July 2002 and July 2003), 4,672 shares (2,336 shares in each January 2003 through 2004), 1,056 shares (January 2005) and 336 shares (January 2006). Mr. Cooper is Vice President, Controller, Assistant Secretary and Assistant Treasurer.

(12)	Includes 9,392 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting as follows: 4,000 shares (2,000 in each of July 2002 and July 2003), 4,336 shares (2,168 in each January 2003 through 2004), 888 shares (January 2005) and 168 shares (January 2006). Mr. Mitchell is our Vice President—Asset Management.

(13)	Includes 2,880 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting at 720 shares in each January 2002 through 2004. Mr. Goforth is our Vice President—Construction and Capital Projects.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business Relationships Between Our Company and Our Directors

National Bank of Commerce. Our company and several of our subsidiaries have entered into a secured $3.135 million term loan with National Bank of Commerce, Memphis, Tennessee (the “NBC Loan”). The NBC Loan bears interest at a fixed rate of 8.5% per annum. National Bank of Commerce is also a participating lender in the syndication of our three-year $125 million secured credit facility administered by Bank One, with National Bank of Commerce having a $20 million participation in the syndication of the Bank One credit facility. Phillip H. McNeill, Sr., our Chairman of the Board and Chief Executive Officer, is and has been a member of the board of directors of National Bank of Commerce since 1997 and of its parent bank holding corporation, National Commerce Bancorporation, since 1999.

Transactions with Our Management

Our company and our subsidiary Equity Inns Partnership, L.P. have entered into several transactions with affiliates of Phillip H. McNeill, Sr. and several of our executive officers.

Office Space Lease. Effective December 17, 1998, Equity Inns Services, Inc., a wholly owned subsidiary of our company, entered into a commercial lease agreement with 64 LTD, LLC, a limited liability company that is 25% owned by Mr. McNeill, Sr., under which we lease our office space at 7700 Wolf River Boulevard, Germantown, Tennessee. This office space is leased for an initial 120-month term for $13,238.40 per month through December 2008.

Loans to Our Officers. During our fiscal years ended December 31, 2001, 2000 and 1999, our company loaned funds to several executive officers for the payment of income taxes incurred in connection with grants of performance shares of our common stock in each fiscal year. These loans were made under a promissory note and pledge agreement entered into between each of these executive officers and our company. The face amounts of these loans at December 31, 2001, 2000 and 1999, respectively, to our executive officers were as follows: Mr. McNeill, Sr. ($281,006, $245,476 and $223,580); Howard A. Silver ($166,745, $141,371 and $119,813); Donald H. Dempsey ($129,789, $104,416 and $82,857); Phillip H. McNeill, Jr. ($92,172, $80,192 and $66,852); and J. Ronald Cooper ($65,413, $57,719 and $43,885). Interest on these loans was imputed at December 31, 2001 at the rate of 4.05% per annum. Balances due under the promissory notes have been extended to be due and payable on the earlier of January 2003 (provided, however, that we can extend the maturity date for an additional one-year period) or 30 days after the date of termination of the borrowing executive officer as an employee or officer of our company.

Furniture and Equipment Joint Venture. Effective January 1, 2002, our company formed a joint venture, GHII, LLC, with one of our furniture and equipment contractors for the purpose of engaging in the sale of furniture and equipment to third parties. Our company has a 45% interest in, and two of our officers (Messrs. Silver and McNeill Jr.) collectively have a 5% interest in, the joint venture. Our company will account for this joint venture under the equity method of accounting and will provide management services to this joint venture for a $550,000 fee during our fiscal year ending December 31, 2002.

Transactions with Interstate. Since June 1999, Mr. McNeill, Sr. has served as a member of the Board of Directors of Interstate Hotels Corporation (“Interstate”), affiliates of which, effective as of January 1, 2001, manage 55 of our hotels under management agreements. The terms of these management agreements range from one to five years and generally provide for payment of management fees equal to a percentage of hotel revenues and an incentive fee consisting of a percentage of gross operating profits in excess of budget. During 2001, our company paid Interstate and its affiliates approximately $1.9 million in fees under these management agreements. At December 31, 2001, Mr. McNeill, Sr. owned 36,230 shares of Interstate’s common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

We summarize below the compensation paid or accrued for the last three fiscal years to our chief executive officer and our four other most highly paid executive officers during 2001.

SUMMARY COMPENSATION TABLE

				Long Term
		Annual Compensation		Compensation Awards

				Restricted	All Other
Name and				Stock	Compen-
Principal Position	Year	Salary($)	Bonus($)(1)	Awards($)(2)	sation(3)

Phillip H. McNeill, Sr. Chairman of the Board	2001	300,000	93,750	61,900	$41,427

and Chief Executive Officer	2000	300,000	84,437	135,000	$49,649

	1999	275,000	67,375	374,400 (4)	$15,641

Howard A. Silver	2001	285,000	87,281	55,710	$40,465

President and Chief Operating Officer	2000	285,000	63,302	114,750	$42,014

	1999	270,000	66,150	312,000 (4)	$33,558

Donald H. Dempsey Executive Vice President,	2001	285,000	87,281	43,330	$38,968

Secretary, Treasurer and Chief Financial Officer	2000	285,000	63,302	101,250	$39,865

	1999	270,000	66,150	249,600	$31,451

Phillip H. McNeill, Jr.	2001	150,500	36,872	20,428	$21,228

Executive Vice President—Development	2000	146,200	29,890	49,950	$22,546

	1999	138,600	40,748	124,800	$17,540

J. Ronald Cooper Vice President, Controller,	2001	137,400	24,500	10,399	$17,938

Assistant Secretary and Assistant Treasurer	2000	121,300	19,208	24,300	$18,875

	1999	115,500	42,262	62,400	$13,968

(1)	The 2001, 2000 and 1999 bonuses were paid in performance shares of common stock to our named executive officers as follows:

Name	Year Earned	Date of Grant	Number of Shares	Value at Date of Grant

(a) Mr. McNeill, Sr.:	2001	1/4/02	14,161	$93,746

	2000	1/25/01	13,646	$84,435

	1999	1/24/00	9,000	$61,875

(b) Mr. Silver:	2001	1/4/02	12,108	$80,155

	2000	1/25/01	9,395	$58,122

	1999	1/24/00	8,836	$60,748

(c) Mr. Dempsey:	2001	1/4/02	12,108	$80,155

	2000	1/25/01	9,395	$58,132

	1999	1/24/00	8,836	$60,748

(d) Mr. McNeill, Jr.:	2001	1/4/02	5,115	$33,861

	2000	1/25/01	4,436	$27,448

	1999	1/24/00	5,443	$37,421

(e) Mr. Cooper:	2001	1/4/02	3,398	$22,495

	2000	1/25/01	2,850	$17,634

	1999	1/24/00	5,645	$38,809

The balance of the bonuses to these officers represent cash deferrals made by those officers for our 2001, 2000 and 1999 fiscal years that were credited to the officers’ accounts in our Executive Deferred Compensation Plan, as follows: Mr. McNeill, Sr. ( 0, 0 and $5,500); Mr. Silver ($7,125, $5,168 and $5,400); Mr. Dempsey ($7,125, $5,168 and $5,400); Mr. McNeill, Jr. ($3,010, $2,440 and $3,326); and Mr. Cooper ($2,000, $1,568 and $3,450).

(2)	Restricted shares of our common stock have been awarded as follows to our named executive officers. Before vesting, the recipients have the right to vote and receive dividends as to all unvested shares of restricted stock:

			Value at Date		Value at
Name	Date of Grant	Number of Shares	of Grant		December 31, 2001(7)

(a) Mr. McNeill Sr.(1)	1/2/01	10,000	$61,900	(2)	$66,200

	1/3/00	20,000	$135,000	(3)	$132,400

	1/4/99	38,400	$374,400	(4)	$254,208

	7/22/98	42,000	$567,000	(5)	$278,040

(b) Mr. Silver:	1/2/01	9,000	$55,710	(2)	$59,580

	1/3/00	17,000	$114,750	(3)	$112,540

	1/4/99	32,000	$312,000	(4)	$211,840

	7/22/98	40,000	$540,000	(5)	$264,800

(c) Mr. Dempsey:	1/2/01	7,000	$43,330	(2)	$46,340

	1/3/00	15,000	$101,250	(3)	$99,300

	1/4/99	25,600	$249,600	(4)	$169,472

	7/20/98	20,000	$271,250	(6)	$132,400

(d) Mr. McNeill, Jr.:	1/2/01	3,300	$20,428	(2)	$21,846

	1/3/00	7,400	$49,950	(3)	$48,988

	1/4/99	12,800	$124,800	(4)	$84,736

	7/22/98	15,000	$202,500	(5)	$99,300

(e) Mr. Cooper:	1/2/01	1,680	$10,399	(2)	$11,122

	1/3/00	3,600	$24,300	(3)	$23,832

	1/4/99	6,400	$62,400	(4)	$42,368

	7/22/98	10,000	$135,000	(5)	$66,200

(1)	Such awards to Mr. McNeill, Sr. vest at the rate of one-third per year over three years from the date of grant.

(2)	Based on the closing market price of our common stock on the date of grant of $6.19.

(3)	Based on the closing market price of our common stock on the date of grant of $6.75.

(4)	Based on the closing market price of our common stock on the date of grant of $9.75.

(5)	Based on the closing market price of our common stock on the date of grant of $13.50

(6)	Based on the closing market price of our common stock on the date of grant of $13.5625.

(7)	Based on the closing market price of our common stock on December 31, 2001 of $6.62.

A total of 353,680 shares of restricted stock, with a total value at December 31, 2001 of $2,341,362, was held as follows: Mr. McNeill, Sr. (120,400 shares at $797,048); Mr. Silver (105,500 shares, at $698,410); Mr. Dempsey (67,600 shares, at $447,512); Mr. McNeill, Jr. (38,500 shares, at $254,870); and Mr. Cooper (21,680 shares, at $143,522).

(3)	The amounts listed comprise (a) imputed interest, calculated at the rate of 4.05% at December 31, 2001, for loans entered into between our company and the named executive officers during the fiscal year listed for the payment of income taxes incurred in connection with grants of performance shares and restricted shares under a promissory note and pledge agreement between our company and each officer, and (b) matching contributions under our Executive Deferred Compensation Plan. The amount of imputed interest are as follows for December 31, 2001, 2000 and 1999, respectively: Mr. McNeill, Sr. ($11,381, $14,197 and $12,468); Mr. Silver ($6,753, $8,143 and $6,558); Mr. Dempsey ($5,256, $5,994 and $4,451); Mr. McNeill, Jr. ($3,733, $4,615 and $3,693); and Mr. Cooper ($2,649, $3,306 and $2,429). The balance of the amounts listed for each of the five named officers under “All Other Compensation” represent matching contributions accrued under our Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, participants may defer up to 25% of their base salary, bonus or both. We pay a matching contribution equal to the lesser of the amount deferred or 10% of base salary that is credited to each participant’s account. Participants may also defer unvested restricted shares of our common stock under our Executive Deferred Compensation Plan, although no matching contribution is made for these deferrals. To date, no executive officer has elected to make such a deferral.

(4)	As of December 11, 1996, 10,000 and 7,500 restricted shares of common stock were awarded to Messrs. McNeill and Silver, respectively, subject to vesting. At the date of grant, the value of the restricted shares (based on the closing market price of our common stock on December 11, 1996 of $12.25) was $122,500 and $91,875, respectively. The awards vest with respect to the shares at the rate of 20% per year on each of the first through fifth anniversaries of the date of grant. Before vesting, the recipients have the right to vote and receive dividends as to all unvested shares of restricted stock.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

We provide below information regarding unexercised options at December 31, 2001. No options were either exercised or granted during our 2001, 2000 and 1999 fiscal years, nor were any separate stock appreciation rights granted.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

Number of Shares
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			Fiscal Year-End	Fiscal Year-End

	Shares Acquired		Exercisable/	Exercisable/
Name	On Exercise (#)	Value Realized ($)	Unexercisable	Unexercisable(1)

Phillip H. McNeill, Sr.	—	—	390,000	$ ---/$ ---

Howard A. Silver	—	—	45,000	$ ---/$ ---

Donald H. Dempsey	—	—	80,000/20,000	$ ---/$ ---

(1)	No stock options were “in-the-money,” which is the positive spread, if any, between the exercise price of the stock options and the fair market value of the underlying common stock at December 31, 2001. No stock options were exercised during our 2001 fiscal year. Except for the stock options granted to Mr. Dempsey, which were granted on July 20, 1998, all stock options were granted on July 6, 1994.

Employment Contracts

         Our company and a wholly owned subsidiary have entered into change in control agreements with several of our officers, including Messrs. McNeill, Sr., Silver, Dempsey, McNeill, Jr., and Cooper. These provide benefits upon termination of employment following a change in control or a potential change in control of our company, as defined in the agreements. The agreements provide that these executives will receive severance payments and other benefits if their employment terminates within 18 months of a change in control, or during the period beginning with a potential change in control and ending on the earlier of (1) a reversal of the events constituting the potential change in control, or (2) 18 months after the change in control to which the potential change in control relates. Benefits are only paid if the executive’s employment is terminated by our company without cause; the executive voluntarily resigns his employment because of a diminution in duties, functions or compensation; or due to certain other changes in the executive’s employment conditions.

         The severance payments are based on (a) a multiple of the average of the rates of base salary in effect for the executive (1) immediately before termination, (2) 12 months before termination, and (3) 24 months before termination plus (b) the average of the bonuses paid or earned for the three fiscal years before the year in which employment terminates. The multiple of average compensation used for Messrs. McNeill, Sr., Silver and Dempsey is three; for Mr. McNeill, Jr., two; and for Mr. Cooper, one and one-half.

The agreements also call for payment of

•	unpaid base salary and prorated bonus for the year of termination,

•	unpaid bonus for the immediately preceding fiscal year,

•	forgiveness of loans made by our company to the executive,

•	accelerated vesting of awards under the 1994 Stock Incentive Plan and other non-tax-qualified benefits,

•	a payment equal to any portion of a benefit under a tax-qualified defined contribution plan forfeited as a result of the executive’s termination,

•	continued insurance benefits for 18 months, and

•	payment of any other benefits accrued through the termination date.

To the extent the executive incurs an excise tax under Section 4999 of the federal income tax laws as a result of a payment under the agreement or any other payment owed the executive by our company or any affiliate, our company will indemnify the executive for that liability, including certain additional taxes attributable to the initial excise tax indemnification payment. The agreements place restrictions on each executive’s ability to use or disclose confidential information, solicit our employees to terminate their employment with our company, or interfere with our company’s hotel development opportunities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON COMPENSATION
DECISIONS

Mr. Deupree, an independent director and a member of our Board’s compensation committee, is a Managing Director of Morgan Keegan & Company, Inc. and was President of Morgan Keegan & Company, Inc. from 1985 to 1996. Morgan Keegan & Company, Inc. was a managing underwriter of our initial public offering and several follow-on public offerings and received investment banking fees and other compensation in connection with those offerings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for

•	establishing and administering compensation policies,

•	establishing salaries of and awarding performance-based bonuses to our executive officers, and

•	determining awards of restricted stock and grants of stock options under our stock plans.

Our committee’s policy is to devise and implement compensation for our officers and employees commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to our company. No members of the Compensation Committee are employees or officers of our company or any of our subsidiaries.

Components of Executive Compensation

As in past years, our committee’s executive compensation methodology consists of three components: (1) base salary, (2) annual incentive and (3) long-term incentive compensation. These components provide elements of fixed income and variable compensation that is linked to the achievement of individual and corporate goals and the enhancement of value to our company’s shareholders.

Base Salary. Base salary represents the fixed component of our executive compensation system. Executives receive salaries that are within a range established by the Compensation Committee for their respective positions based on the comparative analysis described above. Where each executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Salary adjustments are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.

Annual Incentives. Annual incentives exist in the form of bonuses available to each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. At the beginning of each year, the Compensation Committee establishes a target bonus for each executive and identifies performance measures for each executive to meet in order to receive the full bonus. The actual amount of incentive bonus received by our executive officers is determined by the Compensation Committee after the end of the year and may be paid in cash or performance shares. To motivate executives to increase their ownership, the Compensation Committee permits executive officers to receive all or a portion of their bonuses, at each executive’s option, in shares of our common stock.

Long-Term Incentives. The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward our executives and employees for maximizing stockholder value. Long-term incentives are provided primarily by grants of stock options and stock under the 1994 Stock Incentive Plan, which is administered by the Compensation Committee. The purpose of the 1994 Stock Incentive Plan is to assist our company in recruiting and retaining key employees, by enabling such persons to participate in the future success of our company and to associate their interests with those of our company and our shareholders.

Base Compensation and Bonuses

The Compensation Committee approved the payment of annual base salaries to our executive officers,

through our subsidiary Equity Inns Services, effective January 1, 2001, as follows:

Executive Officer	Annual Base Salary
Phillip H. McNeill, Sr.

Chairman of the Board and Chief Executive Officer	$300,000

Howard A. Silver

President and Chief Operating Officer	$285,000

Donald H. Dempsey

Executive Vice President, Secretary, Treasurer and Chief Financial Officer	$285,000

Phillip H. McNeill, Jr.

Executive Vice President Development	$150,500

J. Ronald Cooper

Vice President, Controller, Assistant Secretary and Assistant Treasurer	$137,400

In addition to these 2001 annual base salaries, as in past years, the Compensation Committee approved and implemented a bonus award procedure for 2001 to grant performance shares under our 1994 Stock Incentive Plan, subject to the meeting of certain performance goals, to our company’s executive officers. We commissioned FPL Associates Consulting in 1998 to perform a comprehensive review of executive compensation. FPL Associates’ study compared the base salaries and other elements of composition of our company’s top executive officers against those of 11 other hotel REITs and, to a lesser extent, similarly sized non-hotel REITs and REITs operating on a net lease basis.

Based on FPL Associates’ recommendations in its 1998 study, the Compensation Committee established that performance shares were to be earned for our 2001 fiscal year, if at all, based on three measures:

•	the achievement of certain levels of funds from operations per share (“FFO”);

•	the achievement of certain levels of shareholders’ return by comparison with our peers; and

•	a separate, discretionary component for each individual officer’s personal performance.

The National Association of Real Estate Investment Trusts, Inc. defines FFO as being net income or loss, computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus depreciation, and after adjustments for unconsolidated partnerships and joint ventures. Because 2001’s FFO did not meet our company’s FFO target for 2001, no performance shares for FFO achievement were earned by the above-named executive officers as bonuses in our 2001 fiscal year. Total bonuses earned by the above-named executive officers for our 2001 fiscal year, solely for achievement of individual performance goals under the Compensation Committee’s discretionary component, comprised a total of 51,704 performance shares valued at $342,280. In addition, no shares of restricted stock were awarded to our company’s officers for our 2001 fiscal year.

The Compensation Committee will determine annually a similar bonus program for our company’s officers, with any future stock bonus awards to be issued to the executive officers through the 1994 Stock Incentive Plan.

Although none of our company’s executive officers receives annual compensation in excess of $1 million, we continue to study the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. We have taken steps to allow for the grant of stock options and certain other stock incentive awards that qualify as performance-based compensation exempt from the cap.

In December 2001, the Compensation Committee determined to grant base salary increases for the above-named executive officers for our company’s 2002 fiscal year, as follows: $312,000 (Mr. McNeill, Sr.), $296,000 (Mr. Silver), $296,000 (Mr. Dempsey), $156,500 (Mr. McNeill, Jr.) and $142,900 (Mr. Cooper).

2001 CEO Compensation

In devising an appropriate compensation package for Phillip H. McNeill, Sr., our CEO, the Compensation Committee is guided by our company’s performance, competitive practices, and the Compensation Committee’s policy, discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. Appropriate adjustments in the compensation of our CEO are considered at the same time that we consider similar adjustments for our other executive officers.

In creating Mr. McNeill’s total cash compensation package for our 2001 fiscal year, the Compensation Committee was guided by a review of publicly available information as to the compensation of the CEOs of other hotel REITs and, to a lesser extent, to the compensation packages of similarly sized non-hotel REITs. Based upon such considerations, in December 2000 the Compensation Committee adopted and approved $300,000 as the appropriate base salary—which was identical to that we previously approved for Mr. McNeill for our 2000 fiscal year—to be paid to Mr. McNeill during our 2001 fiscal year. As noted above, the Compensation Committee has granted Mr. McNeill a base salary increase to $312,000 for our company’s 2002 fiscal year. The Compensation Committee intends to continue to apply the bonus award procedure discussed above under “Base Compensation and Bonuses” to Mr. McNeill and our other executive officers during our 2002 fiscal year.

This report has been submitted by the members of the Compensation Committee for our 2001 fiscal year.

William W. Deupree
Raymond E. Schultz

PERFORMANCE GRAPH

The following graph compares the change in our shareholder return on our common stock for the period December 31, 1994 (the end of the first calendar year during which our common stock was publicly traded) through December 31, 2001, with the changes in the Russell 2000 Index and the SNL Securities Hotel REIT Index for the same period. The SNL Securities Hotel REIT Index is comprised of 15 publicly traded REITs focusing on investments in hotel properties. The common stock of 9 of these companies became publicly traded after our initial public offering in March 1994.

The graph assumes a base index value of 100 for our common stock and each index for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested.

Equity Inns, Inc.

	Period Ending

Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Equity Inns, Inc.	100.00	122.85	88.57	71.80	77.15	90.83
S&P 500	100.00	133.37	171.44	207.52	188.62	166.22
Russell 2000	100.00	122.36	119.25	144.60	140.23	143.71
SNL Hotel REITs	100.00	131.11	64.82	50.35	72.03	67.35

Source: SNL Securities L.C.

We cannot assure you that our share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to its future share performance.

The performance comparisons noted in the graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The three-person audit committee’s primary function is to assist the Board of Directors of Equity Inns, Inc. in fulfilling certain of the Board’s oversight responsibilities to our shareholders by reviewing the financial reports and other financial information provided by our company to any governmental body (including the SEC) or the public; our company’s internal control systems regarding finance, accounting, legal compliance and ethics that management and the Board have established; and our company’s auditing, accounting and financial reporting processes in general. The audit committee is entirely composed of directors who meet the NYSE’s independence and experience requirements for audit committee membership.

We have met with our independent auditors and management to discuss the respective duties and responsibilities set forth under our audit committee’s charter dated March 9, 2000 and to coordinate its implementation for our 2001 fiscal year.

Management is primarily responsible for the financial statements and the reporting process, including our company’s internal controls system. The company’s independent auditors are responsible for performing an independent audit of our financial statements in conformity with generally accepted accounting principles and are ultimately accountable to our committee and to the Board.

The audit committee has reviewed the audited financial statements in our company’s Annual Report on Form 10-K with management, including discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of financial statement disclosures, and we have reviewed and discussed these financial statements with the independent auditors.

We have also reviewed with the independent auditors their judgments as to the quality of our company’s accounting principles and such other matters as are required to be discussed with our committee under generally accepted auditing standards. In addition, our committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards). Our committee has also received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with the independent auditors all significant relationships they have with our company to ensure their independence from our company.

We relied on the reviews and discussions referred to above. Based on this reliance, we have recommended to the Board, and the Board has approved, that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC. We have further recommended, and the Board has approved, the selection of PricewaterhouseCoopers L.L.P. as our company’s independent auditors for its fiscal year ending on December 31, 2002.

March 15, 2002

Joseph W. McLeary (Chairman)
Harry S. Hays
Raymond E. Schultz

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers L.L.P. has served as independent public accountants and auditors for our company and our subsidiaries for our fiscal year ended December 31, 2001 and will continue to serve as our auditors for our fiscal year ending December 31, 2002, unless this is changed by action of our Board.

We expect that a PricewaterhouseCoopers L.L.P. representative will be present at our annual meeting to make a statement if so desired and is expected to be available to respond to appropriate questions.

During our 2001 fiscal year, PricewaterhouseCoopers L.L.P. billed the following amounts to Equity Inns in connection with its performance of the following services for our company:

Fee Type	Fees Billed
Audit Fees(1)	$181,100

Financial Information Systems Design and Implementation Fees(2)	0

All Other Fees(3)	$382,575

Total 2001 Fiscal Year Fees	$563,675

1.	For professional services rendered for the audit of our annual financial statements and for quarterly review of financial statements included in our Form 10-Q filings for the fiscal year.

2.	For services rendered in connection with our information systems; design or implementation of hardware or software that collect source data relating to our financial statements; or managing our computer network. None of these services were provided to us by our auditors during our 2001 fiscal year.

3.	For tax-related planning, preparation, compliance and advice.

Our Board’s audit committee has determined that the provision of non-audit services performed by PricewaterhouseCoopers L.L.P. during our 2001 fiscal year is compatible with maintaining PricewaterhouseCoopers’ independence from Equity Inns as our independent public accountants.

SHAREHOLDER PROPOSALS FOR OUR 2003 ANNUAL MEETING

Our Board will provide for presentation of proposals by our shareholders at the annual meeting of shareholders for 2003, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals and our bylaws, a copy of which is available upon written request from our Secretary.

Shareholders intending to submit proposals for presentation at our annual meeting of shareholders must submit their proposals in writing and we must receive these proposals at our executive offices on or before December 10, 2002 for inclusion in our proxy statement and the form of proxy relating to our 2002 annual meeting. We will determine whether we will oppose inclusion of any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment, our bylaws and the relevant regulations of the SEC. We will not consider proposals received after December 10, 2002 for inclusion in our proxy materials for our 2003 annual meeting of shareholders.

OTHER MATTERS

Our Board currently does not intend to bring before our annual meeting any matter other than the election of directors as specified in the notice to shareholders, and our Board has no knowledge of any other matters to be brought before our annual meeting. If any other matters requiring a vote of our shareholders are properly brought before our annual meeting, the enclosed proxies will be voted on such matters in accordance with the judgment of the persons named as proxies in those proxies, or their substitutes, present and acting at the meeting.

We will provide to each record holder or beneficial owner of our common stock entitled to vote at our annual meeting, on written request to Donald H. Dempsey, our Executive Vice President, Secretary, Treasurer and Chief Financial Officer, at 7700 Wolf River Boulevard, Germantown, Tennessee 38138, telephone (901) 754-7774, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including the financial statements and financial statement schedules filed with the SEC.

BY ORDER OF THE BOARD OF DIRECTORS

DONALD H. DEMPSEY, Secretary

April 9, 2002

PROXY

EQUITY INNS, INC.
7700 WOLF RIVER BOULEVARD, GERMANTOWN, TENNESSEE 38138
ANNUAL MEETING OF SHAREHOLDERS—MAY 9, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Howard A. Silver and Donald H. Dempsey, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Stock of the undersigned in Equity Inns, Inc. at the Annual Meeting of Shareholders to be held at the Homewood Suites Hotel, 7855 Wolf River Parkway, Germantown, Tennessee, on Thursday, May 9, 2002 at 10:00 a.m. Central Time, and at any adjournments thereof, as specified below:

1.     ELECTION OF DIRECTORS (“PROPOSAL ONE”)

          CLASS II — TERMS EXPIRING 2005—FOR EACH OF THE TWO NOMINEES LISTED BELOW

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the list below.)

William W. Deupree, Jr.
Harry S. Hays

          WITHHOLD AUTHORITY TO VOTE FOR BOTH NOMINEES LISTED ABOVE

____________________

2.     In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting.

[Please sign and date on reverse side of this proxy.]

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal One.

Dated: , 2002

Please sign name exactly as it appears
on the left. When shares are held by
joint tenants, both should sign. When
signing as attorney, as executor,
administrator, trustee or guardian,
please give full title as such. If a
corporation, please sign in full
corporate name by President or other
authorized officer. If a partnership,
please sign in partnership name by
authorized person.

Signature

Title

PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY CARD PROMPTLY, USING THE
ENCLOSED ENVELOPE.